Exhibit 99

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Reports Fiscal 2014 Second-Quarter Results

Sioux Falls, SD-Aug. 19, 2013-Raven Industries, Inc. (NASDAQ: RAVN) today reported sales and earnings for its fiscal 2014 second quarter ended July 31, 2013.
Raven's second-quarter net income was $8.3 million, or $0.23 per diluted share, versus year-earlier net income of $11.5 million, or $0.32 per diluted share. For the second quarter, sales were $93.4 million, versus $101.7 million in the prior-year second quarter. Sales rose modestly in the Engineered Films division and were down slightly in Applied Technology. Reflecting the current constraints on federal spending, Aerostar sales declined 23 percent.
For the six months, net income totaled $22.3 million, or $0.61 per diluted share, versus $30.6 million, or $0.84 per diluted share, in fiscal 2013. First-half sales were $197.1 million, down from last year's $219.6 million. The company anticipates a better financial performance in the fiscal 2014 second half.
“As expected, the economic headwinds and near-term challenges we faced in the fiscal first quarter, persisted in our second quarter,” said Daniel A. Rykhus, Raven's president and chief executive officer. “Raven continues to become a more technology-focused company-centered on solving the specific great challenges of hunger, security, energy independence and natural resource preservation-transitioning from a company with a strong contract manufacturing orientation.
“We are 100-percent committed to executing our strategy, generating profitable revenue from our existing core markets while driving growth in closely adjacent opportunities. Our pipeline of past investments in technology, capacity and market expansions, offers plenty of growth and stability while staying focused on markets and strategies that we understand.”
Multi-layer Films for High-Value Agriculture Markets Drive Engineered Films Growth
For the fiscal 2014 second quarter, sales in Engineered Films rose to $37.3 million from $36.8 million a year ago. Operating income decreased to $4.8 million, from $6.8 million in the year-ago quarter.
Said Rykhus, “Within this division, we're seeing strength in agricultural barrier films, which had double-digit growth over the prior year-fueled by sales of fumigation and silage films. This growth was substantially offset by lower deliveries of geomembrane films which were particularly strong in the second quarter a year ago, stemming from a reservoir project in Ohio. We are encouraged by signs that the energy market is stabilizing. And within energy, we actually posted a sequential sales increase from the fiscal 2014 first quarter.”

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Raven Industries Fiscal 2014 Second-Quarter Results
August 19, 2013

Operating income was constrained in the quarter due to substantially higher resin costs compared to the prior year, combined with market conditions that did not allow pass through, as well as lower manufacturing efficiencies due to new line start-up costs. The company is working swiftly to address these issues through process improvements, along with utilization of its reclaim production line-which is designed to capture and recycle excess polymer material from internal manufacturing processes.
“Despite a difficult environment, we continue to expect revenue growth for Engineered Films for the full year. In the near term, we're capitalizing on the opportunities with agricultural barrier films, working with our energy market distribution partners to increase energy sales into the Bakken formation, and growing sales for our new multi-layer geomembrane products that help reduce the environmental effects of landfills,” said Rykhus.
Aerostar Enhances Vista Research Sales and Announces Collaboration Effort With Google
Aerostar's sales in the second quarter were $20.7 million versus $26.8 million in the year-earlier quarter. The decrease was expected and primarily due to reduced demand from U.S. government agency customers-specifically within parachutes and to a lesser extent tethered aerostats-and the planned transition away from avionics customers. Divisional operating income was $1.0 million, versus $2.3 million in fiscal 2013-primarily due to lower volume.
During the quarter, Raven announced that Google plans to use Aerostar-designed and developed high-tech balloons as part of its new project for balloon-powered Internet access, Project Loon. While the program is still in its early stages, a successful trial took place in June involving 30 balloons providing Internet connectivity to an area covering nearly 10,000 square kilometers. For the remainder of fiscal 2014, Raven anticipates modest revenues from the project with the possibility of significant revenue growth in the first half of fiscal 2015, subject to continued success as Project Loon progresses.
Within Aerostar, Vista Research continued to deliver strong sales, rising approximately 20 percent, driven by support activities under existing contracts for Vista's Smart Sensing Radar Systems. Over the past year Raven has accelerated investments in advancing our radar technology through improved designs, anti-tamper software, government certifications, ITAR compliance and approvals, marketing and months-long tests and demonstration efforts.
Based on these efforts and successful field test performance results with the Vista radar systems, Vista Research has been selected by a large U.S. prime contractor as a preferred radar solution for future U.S. and export opportunities. This has already resulted in the sale of multiple systems through the new channel.
Said Rykhus, “Our involvement with Google is another example of Raven's ability to pioneer leading-edge applications of our adaptable technology, and if this unique collaboration effort overcomes a number of significant risk factors it may constitute another breakout opportunity for which Aerostar has positioned itself in recent years.
“Looking ahead to the rest of the year and beyond, we will continue to work to compensate for government uncertainty by focusing on expanding our proprietary technology opportunities, including advanced radar systems, high-altitude balloons and aerostats to international markets. Over the past three years, we have been allocating capital to these three breakout growth drivers, believing that over the course of the next two to three years any one of these more speculative, higher risk growth opportunities could double or triple the size of the division, or any of them could deliver just enough revenue to cover their cost of capital.

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Raven Industries Fiscal 2014 Second-Quarter Results
August 19, 2013

“As a diversified company, we consider this Aerostar role a benefit, believing that Applied Technology and Engineered Films are well positioned to deliver more incremental growth, and Aerostar gives us the potential for strong upside, albeit with a higher risk of uncertainty."
Applied Technology: New Products to Drive Growth
For the second quarter, sales in Applied Technology were $39.1 million, versus $40.1 million last year. Operating income was $11.9 million, compared to $12.9 million in the prior-year period. The decrease stemmed from lower sales amid continued investments in research, marketing and product development to secure future growth.
Said Rykhus, “Seasonally, the second quarter is the weakest from our Applied Technology division, so comparisons can be challenging, but we're pleased that demand appears to have stabilized and may be recovering. Also encouraging is that OEM demand stayed strong for certain precision agricultural solutions, specifically, Raven's advanced guided steering systems.
“Internationally, we continue to invest in growth for the long term. In particular, we've heightened our focus on growing the South American markets. We're doing so by working more closely with our strong OEM and aftermarket customers in those geographies.”
Within Applied Technology, Raven introduced three new products during the second quarter:

•	Viper 4: Raven's next-generation field computer designed to be a simple, powerful and connected platform bringing the latest in computing technology.

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SmarTrax MD: The first easily transferrable assisted steering system capable of up to RTK performance. Farmers looking for ways to upgrade their current equipment to increase efficiency can utilize SmarTrax MD across various machines on their farm.

•	Multi-Hybrid OmniRow: Raven's patent-pending planter technology that allows farmers to switch between different hybrids and seed spacing on the go.

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Said Rykhus, “We help farmers feed the world's growing population by driving innovation and new product development. And it's this innovation and development that will fuel Raven's growth in the second half of fiscal 2014. We're pleased with the progress we made in the second quarter. Now it's time to leverage those investments and new products to drive sales.”
Strong Cash Position
At July 31, 2013, cash and investment balances were $55.7 million, up from $44.1 million a year ago. First half operating cash flows were $29.7 million, down from $44.5 million in the prior year. Accounts receivable decreased to $49.2 million, compared with $49.9 million at July 31, 2012. Inventories were $54.4 million, up from $50.4 million one year earlier.
Business Development Pipeline to Fuel Growth
Concluded Rykhus, “For the third quarter, we see strength across all of our divisions. Applied Technology will be driven by sales of our new products and improving market conditions. Within Engineered Films, we'll leverage the agriculture opportunity and move forward with new film capabilities serving our construction, geomembrane and industrial segments. Aerostar will continue to experience reduced demand from Raven's U.S. government customers, but we have opportunities to substantially offset this by increasing Vista Research and other proprietary product sales. We are reassigning resources within Aerostar to support this transition.
“Looking ahead to the rest of the fiscal year, we have a strong balance sheet and have created technological leadership in our chosen markets. This gives us confidence for the long term, despite

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Raven Industries Fiscal 2014 Second-Quarter Results
August 19, 2013

potentially volatile results as we transition to a more technology-driven company. We continue to expect a stronger second-half performance on a year-over-year comparative basis, but we do not believe that will be enough to deliver profit growth for the full year.
“We will maintain an intense focus on executing our strategy and generating profitable revenue from our existing core markets while driving growth in closely adjacent opportunities. And we will remain true to the Raven business model, exercising fiscal prudence and honoring our purpose of solving great challenges.”
Conference Call Information
Raven will host a conference call today, Monday, Aug. 19, 2013, at 9:00 a.m. Central Time to discuss second-quarter performance. Analysts and investors are invited to join the conference call by dialing: 1-866-393-0676. Alternatively, the live call can be accessed through the Investor Relations section of the company's website at http://investors.ravenind.com/. Please log on to the website at least 15 minutes early to register on the Events & Presentations page, and download and install any necessary audio software.
A replay of the conference call will be available two hours after the call ends through 11:59 p.m. CT on Monday, Aug. 26, 2013. To access the replay, dial 1-855-859-2056 and enter conference ID: 25140774. A replay also will be available on the company's website.
About Raven Industries, Inc.
Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance and unmatched service. With strengths in engineering, manufacturing, and technological innovation, Raven serves the precision agriculture, high performance specialty films, aerospace, and electronic manufacturing services markets. Visit www.RavenInd.com for more information.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company's primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company's largest customers, risks and uncertainties relating to development of new technologies to satisfy customer requirements, possible development of competitive technologies, ability to scale production of new products without negatively impacting quality and cost, and ability to finance investment and working capital needs for new development projects, as well as other risks described in the company's 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

Contact Information
At the Company:	At Padilla Speer Beardsley:
Tom Iacarella, Vice President and CFO	Matt Sullivan
605-336-2750	612-455-1700
Thomas.Iacarella@ravenind.com	msullivan@padillaspeer.com

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Raven Industries Fiscal 2014 Second-Quarter Results
August 19, 2013

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2013	2012	Fav (Unfav)Change	2013	2012	Fav (Unfav)Change
Net sales	$93,421	$101,674	(8)%	$197,101	$219,589	(10)%
Costs of goods sold	66,686	71,610		135,450	148,390
Gross profit	26,735	30,064	(11)%	61,651	71,199	(13)%

Research and development expenses	3,989	3,564		8,225	6,964
Selling, general and administrative expenses	10,178	9,093		19,924	18,396
Operating income	12,568	17,407	(28)%	33,502	45,839	(27)%

Other (expense), net	(219)	(96)		(417)	(148)
Income before income taxes	12,349	17,311	(29)%	33,085	45,691	(28)%

Income taxes	4,012	5,743		10,754	15,100
Net income	8,337	11,568	(28)%	22,331	30,591	(27)%

Net income attributable to the noncontrolling interest	4	22		(5)	2

Net income (loss) attributable to Raven Industries, Inc.	$8,333	$11,546	(28)%	$22,336	$30,589	(27)%

Net income per common share:
basic	$0.23	$0.32	(28)%	$0.61	$0.84	(27)%
diluted	$0.23	$0.32	(28)%	$0.61	$0.84	(27)%

Weighted average common shares:
basic	36,446	36,343		36,420	36,318
diluted	36,610	36,565		36,600	36,545

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Raven Industries Fiscal 2014 Second-Quarter Results
August 19, 2013

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2013	2012	Fav (Unfav)Change	2013	2012	Fav (Unfav)Change
Net sales
Applied Technology	$39,091	$40,071	(2)%	$90,272	$93,812	(4)%
Engineered Films	37,264	36,785	1%	71,757	77,879	(8)%
Aerostar	20,722	26,845	(23)%	42,437	52,480	(19)%
Intersegment eliminations	(3,656)	(2,027)		(7,365)	(4,582)
Total Company	$93,421	$101,674	(8)%	$197,101	$219,589	(10)%

Operating income
Applied Technology	$11,870	$12,909	(8)%	$31,027	$34,959	(11)%
Engineered Films	4,770	6,819	(30)%	9,524	15,998	(40)%
Aerostar	964	2,309	(58)%	2,770	3,751	(26)%
Intersegment eliminations	(17)	17		(38)	(62)
Total segment income	$17,587	$22,054		$43,283	$54,646
Corporate expenses	(5,019)	(4,647)	(8)%	(9,781)	(8,807)	(11)%
Total Company	$12,568	$17,407	(28)%	$33,502	$45,839	(27)%

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Raven Industries Fiscal 2014 Second-Quarter Results
August 19, 2013

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	July 31	January 31	July 31
	2013	2013	2012
ASSETS
Cash and cash equivalents	$55,717	$49,353	$44,113
Accounts receivable, net	49,199	56,303	49,885
Inventories	54,362	46,189	50,389
Other current assets	6,484	4,903	7,373
Total current assets	165,762	156,748	151,760

Property, plant and equipment, net	90,265	81,238	73,189
Other assets, net	34,779	35,224	35,499
	$290,806	$273,210	$260,448

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$18,259	$14,438	$10,835
Accrued and other liabilities	16,270	18,623	25,082
Total current liabilities	34,529	33,061	35,917

Other liabilities	18,963	18,702	19,204
Shareholders' equity	237,314	221,447	205,327
	$290,806	$273,210	$260,448

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Raven Industries Fiscal 2014 Second-Quarter Results
August 19, 2013

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Dollars in thousands) (Unaudited)

	Six Months Ended July 31,
	2013	2012
Cash flows from operating activities:
Net income	$22,331	$30,591
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6,653	6,036
Other operating activities, net	753	7,835
Net cash provided by operating activities	29,737	44,462

Cash flows from investing activities:
Capital expenditures	(13,746)	(16,870)
Other investing activities, net	(534)	22
Net cash used in investing activities	(14,280)	(16,848)

Cash flows from financing activities:
Dividends paid	(8,727)	(7,618)
Other financing activities, net	(308)	(1,704)
Net cash used in financing activities	(9,035)	(9,322)

Effect of exchange rate changes on cash	(58)	(21)

Net increase in cash and cash equivalents	6,364	18,271
Cash and cash equivalents at beginning of period	49,353	25,842
Cash and cash equivalents at end of period	$55,717	$44,113

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